UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2024

Lucy Scientific Discovery Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41616	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301-1321 Blanshard Street Victoria, British Columbia, Canada	V8W 0B6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (778) 410-5195

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	LSDI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 16, 2024, Lucy Scientific Discovery, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2023 (the “Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1), which requires that a listed company’s stockholders’ equity be at least $2.5 million (the “Minimum Stockholders’ Equity Requirement”). As reported in its Form 10-Q, the Company’s stockholders’ equity as of December 31, 2023, was approximately $81,158. In addition, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations as of the date of the Letter.

On May 7, 2024, the Company received an additional letter (the “Determination Letter”) from the Nasdaq staff (the “Staff”) notifying the Company that based on the Staff’s review and the materials submitted by the Company on March 28, 2024 specifying the Company’s plan to regain compliance with the Minimum Stockholders’ Equity Requirement, Nasdaq has determined to deny the Company’s request for continued listing on The Nasdaq Capital Market. The Determination Letter informed the Company the stockholders’ equity deficiency would lead to the suspension of the trading of the common shares at the opening of business on May 16, 2024 and the eventual delisting of the common shares from The Nasdaq Capital Market.

The Determination Letter informed the Company that it could stay the suspension of trading a by appealing the delisting determination by May 14th and requesting a hearing before an independent Nasdaq Hearings Panel (the “Panel”). Accordingly, the Company will appeal the delisting determination and request a hearing before the Panel. The hearing request will automatically stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing.

At the hearing, the Company will be asked to provide a plan to regain compliance to the Panel. The Company intends to present a plan to regain compliance with the Rule and request the continued listing of its common shares on Nasdaq pending such compliance. However, there can be no assurance that the Panel will grant the Company’s request or that the Company will ultimately regain compliance with all applicable requirements for continued listing on Nasdaq.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2024, Livio Susin, a member of the Board of Directors of the Company, resigned, effective immediately. Mr. Susin did not resign as a result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On May 3, 2024, Brian Zasitko, Chief Financial Officer of the Company, resigned, effective May 17, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lucy Scientific Discovery, Inc.

Date: May 9, 2024	By:	/s/ Richard Nanula
	Name:	Richard Nanula
	Title:	Chief Executive Officer

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